August 17, 2007

Mr. Mike Kershaw
8622 Jackson Creek Bend Lane
Humble, TX 77396

Dear Mike:

We are pleased to offer you the position of Sr. Vice President and Corporate Controller of the Shaw Group Inc., reporting directly to Brian Ferraioli, Executive Vice President Finance of The Shaw Group Inc., and located in Baton Rouge, LA. In this capacity, you will be responsible for the global financial reporting, accounting policies and procedures, and the maintenance of a top tier system of internal and disclosure controls throughout the organization.

Key provisions of our employment offer are as follows:

•	Start Date – As soon as practicable on a mutually agreeable date.

Base Salary – US$27,083.33 per month or US$325,000 on an annualized basis,   payable bi-weekly and in arrears. Base salary is subject to applicable tax and withholdings.

•	Signing Bonus – US$75,000.00 to be paid to you as soon as practicable following your commencement of employment with the Company, but no later than your first regularly scheduled pay date. In the event you voluntarily terminate employment or are terminated for “Cause” (as defined below) prior to the completion of 24 months of employment, you will be required to repay to the Company the signing bonus paid to you. Signing bonus is subject to applicable tax and withholdings.

•	Annual Bonus – You will be eligible for participation in the Company’s discretionary management incentive plan. Your target bonus, with Shaw’s and your performance at target levels, will be 50% of your base salary, with the potential range for an award of 0% to 200% of target depending upon performance. Bonus targets may be adjusted annually based upon competitive analysis. The individual portion of your bonus will be based on the results of your performance against goals to be agreed upon separately. Bonus payments are subject to applicable tax withholdings and applicable deductions.

•	Long Term Incentives – You will be eligible to participate in the Company’s Long Term Incentive Plan with an initial grant to be made upon commencement of employment with a value of $300,00 divided equally between options shares and restricted shares and the actual number of shares will be determined as follows: For restricted shares, $150,000 divided by the closing price of the shares on the date of the grant; for options, $150,000 divided by the Black-Scholes valuation model as applied to the closing price on the date of the grant. The grant of restricted shares will vest in

Mike Kershaw
August 17, 2007

annual installments of 33% each, with full vesting in 3 years. The grant of stock options will vest in annual installments of 25% each, with full vesting after 4 years. It is Shaw’s policy that the shares pursuant to such grants reflect a grant date of the first business day of the month following the date of employment.

It is expected that your participation in the Company’s Long Term Incentive plan will lead to grants to be made each year during the course of your employment with the Company, subject to availability and pursuant to the terms and conditions of the applicable plan. These grants generally take place in October or November of each fiscal year, but are subject to change. All stock-based awards are subject to shareholder approval of shares to be allocated to the Company’s Long Term Incentive plan and granted under the strict purview of the Compensation Committee of the Board.

•	Relocation – Following mutual agreement of terms of relocation, your eventual move will be in line with the benefits provided by our relocation policy, as outlined in the attached. In the interim, you will be eligible for assistance in the form of travel expenses to and from your current home in Humble, TX to Baton Rouge, LA and reimbursement for reasonable and customary lodging expenses.

•	Vacation – Annual accrual rate of 3 weeks per year to be taken in accordance with Company policy. In addition, you will be entitled to an annual benefit of 5 days sick-leave, in line with applicable guidelines.

•	Professional Membership. The Company will reimburse you for the cost of relevant professional memberships and licenses.

•	Benefits – You will be eligible for participation in the benefit programs outlined in the enclosed Benefit Summary.

In addition to the benefit programs outlined in the Summary, you will be eligible for participation in our Exec-U-Care program, which provides for reimbursement of medical, dental, vision and prescription drug expenses not covered by the Company’s group insurance. Exec-U-Care provides an annual benefit of up to $50,000 for you and your family for qualifying expenses per calendar year, with a $5,000 per occurrence limit.

For purposes of this offer, “Cause” shall mean the occurrence of any of the following: (i) any action by you which constitutes any willful breach of duty or habitual neglect of duty; (ii) your material and continual failure to perform your job duties in a professional manner or in a manner which is expected as appropriate by the Company; (iii) the misappropriation or attempted misappropriation of a business opportunity of the Company, including attempting to secure any personal profit in connection with entering into any transaction on behalf of the Company, except as provided by the Company as direct or indirect compensation or benefits for your performance in connection with such transactions; (iv) the intentional misappropriation or attempted
Mike Kershaw
August 17, 2007

misappropriation of any of the Company’s funds or property; (v) the violation of any Company policy including but not limited to the Code of Corporate Conduct and Fraud Policy; (vi) commission of a felony or violent or dishonest misdemeanor or engaging in any other conduct involving fraud or dishonesty which is demonstrably injurious to the Company.

In the event the Company feels that there has been an occurrence of any of the above, the Company will provide a written notice. In the event of notice of the occurrence of (i) or (ii) above, Company will provide Employee thirty (30) days to cure. In the event of notice of the occurrence of (iii) through (vi) above, the Company is required to perform reasonable investigation and have reasonable grounds to terminate.

This offer is contingent upon satisfactory results from a pre-employment drug screen.

Please indicate your agreement to the terms and conditions outlined above by signing and dating this letter in the space provided below and returning the signed letter to me.  Should you have any questions regarding this matter, please feel free to call me at (225) 932-2589.

We look forward to having you as part of The Shaw Group family

Sincerely,

/s/ Kristen Airhart
Kristen Airhart
Senior Staffing Manager

Cc: Brian Ferraioli

Executive Vice President and CFO

Agreed:

/s/ Mike Kershaw       Date: August 18, 2007
Mike Kershaw